Exhibit 99

JAKKS PACIFIC ANNOUNCES 2025 ANNUAL MEETING DATE AND RESTRUCTURING OF BOARD OF DIRECTORS

SANTA MONICA, Calif., March 28, 2025 – JAKKS Pacific, Inc. (NASDAQ: JAKK) today announced that the Board of Directors (the “Board”) approved the scheduling of the 2025 annual meeting for June 20, 2025, and also announced changes to the Board as part of the Company’s successful completion of the transition from its 2019 recapitalization transactions.

As part of the restructuring, the Board announced the planned departure of three current directors appointed to the Board as part of the Company’s 2019 recapitalization process. The Board announced the resignation of Matthew Winkler, one of the directors appointed in 2019 as part of the recapitalization process, effective as of the 2025 annual meeting, and approved the nomination of two candidates to fill the other two director seats in Class II of the Board for election at the 2025 annual meeting, currently occupied by Joshua Cascade and Carole Levine, the two other directors appointed in 2019.

The Board approved the nomination of Messrs. Jonathan R. Liebman and Jordan Moelis as candidates for election to Class II of the Board, together with Alexander Shoghi, one of the current Class II directors, who would then constitute the three members of Class II. Mr. Liebman is the co-CEO and chair of Los Angeles, CA-based production and management company Brillstein Entertainment Partners, and is also part of the leadership team at Los Angeles, CA-based talent representation and marketing firm Wasserman Media Group LLC. Mr, Moelis is the Managing Partner of Deep Field Asset Management LLC, a private investment firm he founded in 2014. Additionally, he is Co-President of Brindle Capital LLC.

In furtherance of the restructuring, the Board determined that, effective with Mr. Winkler’s resignation from the Board, the authorized number of directors constituting the whole Board would be reduced from seven (7) to six (6), and that the number of directors in Class III of the Board would be reduced to one (1).

Management Commentary

“Now that we have transformed our financial status from one of distress to one of health and strength, we believe the restructuring of our Board is the right step forward for the company’s continued growth”, commented Stephen Berman, Chairman and CEO of the Company. “We are excited to add Messrs. Liebman and Moelis, such highly qualified and accomplished individuals, as Board members to assist in guiding our path forward with the goal of maximizing returns for our shareholders. We would like to express our gratitude to Messrs. Winkler and Cascade and Ms. Levine for their dedication and guidance over the past several years through the successful completion of our recapitalization process and our return to financial health.”

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include: AirTitans®, Disguise®, Fly Wheels®, JAKKS Wild Games®, Moose Mountain®, Maui®, Perfectly Cute®, ReDo® Skateboard Co., Sky Ball®, SportsZone™, Xtreme Power Dozer®, WeeeDo®, and Wild Manes™ as well as a wide range of entertainment-inspired products featuring premier licensed properties. Through our products and our charitable donations, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkspacific.toys), Twitter (@jakkstoys) and Facebook (@jakkspacific.toys).

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, or that the Recapitalization transaction or any future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

CONTACT:

JAKKS Pacific Investor Relations

(424) 268-9567

Lucas Natalini

investors@jakks.net